GLOBALINK, INC.
                        2,469,408 SHARES OF COMMON STOCK

     This  Prospectus  relates  to the offer and sale by  certain  persons  (the
"Selling Securityholders") of up to 2,469,408 shares of Common Stock (the "Common Stock") of Globalink, Inc. (the "Company"). The Common Stock was offered in two distinct private placements completed in January 1997 and March 1997, respectively. The Shares may be offered by Securityholders of the Company or by pledges, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer from time to time in transactions on the American Stock Exchange, Inc. (the
"AMEX"), in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company received proceeds of $3,912,078.50 in the private placements, but will not receive any of the proceeds of the sale of such shares of Common Stock in this Offering. The Company will receive proceeds of up to $2,665,835 from the exercise of the 639,158 Common Stock purchase warrants by the Selling Securityholders. The Company has agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which these Selling Securityholders may be required to make in respect thereof. See "Selling Securityholders and Plan of Distribution" and "Description of Securities."

     SEE "RISK FACTORS" FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT
                              IN THESE SECURITIES.

The shares of Common Stock of the issuer are listed on the American Stock Exchange under the symbol "GNK."

         The Company has agreed to pay all of the expenses in connection with the registration and sale of the Common Stock being offered by the Selling Securityholders (other than brokerage commissions and fees).

        THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH
             DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY INVESTORS
   WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS".

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
                        Price               Discounts              Proceeds
                         to                    and                    to
                       Public              Commissions            Company (1)
--------------------------------------------------------------------------------
 Per Share            $3.34375            $    .09                $1,446,079
--------------------------------------------------------------------------------
 Per Share            $3.678125           $      -                $  240,064
--------------------------------------------------------------------------------
 Per Share            $3.44               $    .21                $2,322,000
--------------------------------------------------------------------------------
 Per Share            $4.18               $      -                $2,125,823
--------------------------------------------------------------------------------
 Per Share            $4.30               $      -                $  453,942
--------------------------------------------------------------------------------
 Per Share            $3.44               $      -                $   86,069
--------------------------------------------------------------------------------
 Total                $6,454,977          $219,000                $6,673,977
--------------------------------------------------------------------------------
----------
(1) Before deducting expenses estimated at $146,000 (approximately $.06 per share sold by the Company).


         The Common Stock was offered by the Company on a best efforts basis, pursuant to the exemption from registration provided by the Securities Act of 1933, as amended, and Rule 506 as promulgated thereunder.

           The date of this Prospectus is   May 6, 1997
                                          ----------------------

                              AVAILABLE INFORMATION

         The small business issuer is a reporting company under Section 13 of the Securities and Exchange Act of 1934 (the "Exchange Act").

         The reports and other information filed by the small business issuer may be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W. in Washington, D.C. 20549. Copies may be obtained at the prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

         The securities of the issuer are listed on the American Stock Exchange under the symbol "GNK." The reports and other information concerning the issuer can be inspected at the American Stock Exchange, Inc. at 86 Trinity Place, New York, NY 10006-1881 under conditions and at rates prescribed by the American Stock Exchange.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission and the American Stock Exchange are incorporated herein by reference.

         (a) Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995;

         (b)     Current Report on Form 8-K as filed on March 28, 1996;

         (c)     Quarterly Report on Form 10-QSB for the quarter ended March 31,
                 1996;

         (d)     Quarterly  Report on Form 10-QSB for the quarter ended June 30,
                 1996;

         (e)     Proxy Statement on Schedule 14A as filed on October 30, 1996;

         (f) Quarterly Report on Form 10-QSB for the quarter ended September 30, 1996;

         (g)     Annual Report on Form 10-KSB for year ended December 31, 1996;

         (h)     Current Report on Form 8-K as filed on March 21, 1997;

         (i)     Current Report on Form 8-K as filed on April 7, 1997;

         (j) The description of the Company's Common Stock as contained in the Company's Form 8-A dated July 19, 1993.

         All  reports  and other  documents  filed by the  Company  pursuant  to
Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the "Securities Act"), subsequent to the date of this Prospectus and prior to the termination of the offering made by the Prospectus shall be deemed to be incorporated by reference herein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company undertakes to provide without charge to each person to whom a Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the information incorporated by reference in this Prospectus, other than exhibits to such information. Requests for such copies should be directed to John S. Stoppelman, The Stoppelman Law Firm, 1749 Old Meadow Road, Suite 610, McLean, VA 22102-4310 (telephone: 703-827-7450).

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



                               PROSPECTUS SUMMARY

         THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE THEREIN. EACH PROSPECTIVE INVESTOR IS URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY. UNLESS OTHERWISE INDICATED ALL PER SHARE DATA AND INFORMATION IN THIS PROSPECTUS RELATING TO THE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING ASSUMES NO EXERCISE OF THE OUTSTANDING OPTIONS TO PURCHASE AN AGGREGATE OF 971,016 SHARES OF COMMON STOCK.

THE COMPANY

Globalink, Inc. ("GLOBALINK" or "THE COMPANY") is a leading provider of products and services that help businesses and individuals overcome language barriers. The Company designs, develops, publishes, markets, and supports translation and language learning software; and provides professional translation services through the Globalink Translation Services Division and the Globalink Translation Alliance. With an extensive range of software and service offerings, Globalink helps corporations, government agencies, large organizations, students, educators and small businesses solve language problems. The Company currently markets bi-directional software for creating draft translations between English and French, German, Italian, Portuguese and Spanish, as well as language learning software for English, French, German and Spanish. The Company continues to develop new generations of its core translation technology while also bringing new applications of that technology and related technologies to market, providing advanced and affordable translation software and language learning software for its customers.

The Company also offers professional translation services through its worldwide network of preferred translators. Some of the materials routinely translated include: Web Sites, software user guides, technical manuals, proposals, legal contracts, business correspondence, advertising and marketing materials, newsletters, employee handbooks, and more. These services focus on translating documents in a time sensitive production environment designed to meet the needs of the Company's domestic and international client base.

BACKGROUND

As the global economy has continued to expand, so too has the need to share information. As post-industrial economies are transforming into information economies, data is increasingly a key asset. Timely access to pertinent information is essential for the "knowledge workers" of these new economies. The growth of the Internet has played a significant role in this new wave of information processing. E-mail messages, Web sites, and HTML and word processing documents are rapidly becoming international in the audience they address, as they are disseminated over the Internet. While the Internet enables the flow of information across national and cultural boundaries, communication still requires overcoming the language barrier. As a leading provider of machine translation technology, the Company sees growth opportunities in providing tools to enable communication. Machine translation, also known as "MT," is the process of converting text from one language to another with a computer. Today, most translations are still performed by humans. However, demand for translations is already beginning to outpace supply, and as more information is digitally created and transmitted, alternative translation methods will play a larger role.

The introduction of powerful new personal computers and workstations has helped this trend, by allowing the development of PC-based MT functions that had previously been mainframe dependent. The widespread acceptance of these powerful new personal computers, and their increasing use as communication devices, has rapidly increased demand for low-cost, PC-based MT software.

MACHINE TRANSLATION (MT) TECHNOLOGY

MT is an early  application  of  natural-language  processing  research.  Unlike software that merely looks up words in a dictionary, MT applications grammatically analyze the original language text (the Source Language) and automatically generate corresponding text in the Target Language (the translated text). The input to the software application is the text of the Source Language. The output is the text of the Target Language which may be displayed on-screen, printed (with or without the corresponding Source Language text), e-mailed, posted on a Web site, etc.

GLOBALINK'S PRODUCTS -- CORE TECHNOLOGY

Globalink translation software products (THE GLOBALINK LANGUAGE ASSISTANT SERIES(TM), GLOBALINK POWER TRANSLATOR(R), POWER TRANSLATOR(R) PRO AND GLOBALINK WEB TRANSLATOR(TM)) provide high-speed, computer-assisted draft translations for a wide range of applications. When used with customized Subject Dictionaries, Globalink translation software will create acceptable draft translations of scientific, technical, or commercial texts. The texts must be clearly written in the Source Language and use grammatically correct, declarative sentences. The Company's software is not intended for use in translating literary works or poetry.

The Globalink approach is based fundamentally on linguistic and machine translation algorithms. The language the user is translating from is the Source Language. The language the user is translating into is the Target Language. For example, if one has a German text to be translated into English, German would be the Source Language and English the TARGET Language.

The translation dictionaries are lexical databases, or "lexicons." They list terms in the Source Language with their appropriate translation in the Target Language.

The translation program translates the original text into the selected language, utilizing the machine translation dictionaries as lexical databases. Users can translate entire documents with a single command, or translate selections from the document or single sentences. Documents can be created using the built-in editor of the program, or can be imported from most popular word processors, using import filters that retain formatting. In addition, THE LANGUAGE ASSISTANT SERIES, POWER TRANSLATOR (VERSION 6) AND POWER TRANSLATOR PRO allow you to use the program from within your word processor (Word for Windows). Similarly, WEB TRANSLATOR lets you translate Web pages from within the browser as you surf the Internet. In addition, with the Translation Utility (a feature of Power Translator 6 and Power Translator Pro), it's easy to translate e-mail messages in popular e-mail packages (such as Microsoft Mail).

All Globalink translation programs are designed to be user-friendly and to generate quality draft translations. End users can add new terms to the dictionaries or modify existing terms. They can also create special Subject Dictionaries or purchase them from Globalink. The texts are displayed in a split screen, facilitating review of the source text and the target text. The built in editor, with special features for accented and foreign character entry, make it easy to edit translations on-screen. During the editing process, end users have access to alternative translations for terms that have been translated or access to synonyms for terms in the Source Language that would result in more accurate translations.

Special Translation Algorithms will perform multiple translations of a word in a sentence based on parts of speech (noun, verb, adjective). Other translation features include: component analysis of German compound nouns, the disambiguation of terms with multiple parts of speech, automatic inflection of semantic units, and other automatic grammatical functions.

The software products also contain a special reference component that will display parts of speech, translations and other grammatical information for any term in the dictionary.

MARKET STRATEGY

Globalink's objective is to become the world's leading provider of translation and language solutions. The Company's target market areas are professional, governmental, educational, industry, and consumer mass markets. Globalink translation software products are designed to emphasize quality translation, adaptability to the end user, integration with market-leading applications (such as Web browsers, e-mail packages and word processors) and affordability, thus creating mass marketing potential.

Current Globalink products and others under development are available on a wide variety of computer platforms including IBM PCs and compatibles under Windows and Macintosh(R) operating systems. The products are designed for high productivity translation or for rapid draft translations. The Company's products are priced for high-end professional users as well as for general consumers. The Company plans to continue to broaden its product offerings with more language pairs and enhancements to its existing products.

The  Company  sells  its  products  and  services  primarily  through  worldwide non-exclusive distributor/dealer channels. All distributors have agreed to purchase inventory of products upon execution of their respective distributor agreements. The Company is broadening its distribution through expansion of its distribution/dealer channels, direct sales efforts nationally, original equipment manufacturer agreements (OEM) and extensive promotional programs.

PRODUCTS

     CURRENT PRODUCTS

         GLOBALINK POWER TRANSLATOR(R) 6.0 - Globalink Power Translator 6.0 is the Company's newest product for US and Canadian markets. The product creates draft translations of documents, e-mail, Web pages and more. With four languages in one box--Spanish, French, German and Italian--it is easy to translate text to and from English. Globalink Power Translator 6 customers can create new documents, import files from other applications, or install it to work within Microsoft Word. Globalink Power Translator 6 also includes: a utility for translating within e-mail applications, a special version of Globalink Web
         Translator(TM) (see below), and a Conversation utility. Advanced features allow the user to create, prioritize and modify dictionaries; edit documents interactively; and look up or inflect words. Globalink Power Translator 6 is based on Globalink Barcelona(TM) technology and runs on Windows 95 or NT systems.

         GLOBALINK POWER TRANSLATOR 5.1 - Is a similar product to Globalink Power Translator 6.0 (above), but is for Windows 3.1 systems. The product includes three language pairs--English to and from French, German and Italian.

         GLOBALINK WEB TRANSLATOR(TM) - The only browser add-on for translating French, German and Spanish Web sites into English. Users can research companies and markets, plan a vacation, broaden their horizons, or just have fun. The product applies the Company's core MT technology to business tasks such as finding and understanding information from news bureaus, resorts, embassies, libraries, museums, and more. Translations are draft-quality, providing an understandable translation of the foreign language site. Translated pages maintain all hotlinks, graphics, and formatting of the original pages. Globalink Web
         Translator works with Netscape Navigator 2.0 and Microsoft Internet Explorer 3.0 and translates while on-line so users do not have to exit their browser. Versions for Italian to and from English and Portuguese (Brazilian) to and from English are also available. Runs on Windows 3.1, Windows 95 or Windows NT.

         GLOBALINK LANGUAGE ASSISTANT - This product is targeted at consumers purchasing software through traditional (e.g. superstores) and emerging (such as mass merchants) retail outlets. The low price point and appealing feature set make the product perfect for students, travelers, pen pals, and home computer users. Globalink Language Assistant is useful to translate letters, articles, recipes, travel brochures, bulletins and more. A complete suite of reference tools gives users instant help when writing, studying, or translating. Globalink Language Assistant products have extensive grammar help, including an on-line grammar "reference book" to help users get better translation quality. There are also bilingual dictionaries which can easily be customized by adding new words and phrases, or by modifying existing entries. Finally, for writing in a foreign language or entering new foreign words to dictionaries, the program contains an accented character utility. And with the Deluxe CD-ROM editions, users can play back sentences, paragraphs, or entire documents in either language supported by each Globalink Language Assistant. Languages available are English to and from French, German, Italian or Spanish. Runs on Windows 3.1, Windows 95, Windows NT or Macintosh.

         GLOBALINK TALK TO ME(TM) - In response to market demand and customer requests for language learning titles,

         Globalink released Talk to Me. Just as MT software helps customers to overcome language barriers by producing draft translations, language learning software helps users bridge the language gap by developing foreign language skills. Globalink Talk to Me is published in conjunction with Auralog, a privately held French company. The program was developed in conjunction with leading educational institutions in Europe, including the Sorbonne, the University of Bristol and the Goethe Institute.

         Speaking a foreign language like a native is one thing. Understanding what native speakers are saying is quite another. Globalink Talk to Me is the one interactive language learning program that does both: teaches users how to listen and to talk. Using unique speech recognition technology, Globalink Talk to Me lets users actually see voiceprints of native speakers, then record a voiceprint of their own pronunciation. Through imitation, repetition and comparison, users can perfect their pronunciation. At the same time, the program helps to train the ear to hear subtle nuances and differences in the pronunciation of phrases, words and even syllables. Globalink Talk to Me includes adjustable self-paced challenge levels, interactive dialogues involving real-life situations, and language learning games that help reinforce vocabulary, spelling and listening skills. Languages available: English, French, German, and Spanish. Runs on Windows 3.1 and Windows 95.

         For the Macintosh platform, Globalink offers versions of several of its product lines, including Language Assistant, Power Translator and Power Translator Professional.

         TRANSLATE  DIRECT  MANAGEMENT  SYSTEM  -  The  Company  has  introduced
         TRANSLATE DIRECT MANAGEMENT SYSTEM which will give corporations and other organizations the ability to manage their own translation bureau for maximum efficiency. Using a dedicated on-site server and Globalink software, they can manage their own translation bureau through direct on-line access to their translators and gain unprecedented control over all translation activities.

    NEW PRODUCTS

                  During 1997, Globalink has scheduled an array of new products and services for both the general market as well as specific market areas. Products under development for release in 1997 currently include:

         GLOBALINK POWER TRANSLATOR PRO - Power Translator Pro will be quite similar to Power Translator 6.0 (above), but will be localized for international markets in Europe and Latin America. The product will also contain the functionality of the Power Translator 5.1 domestic product, thereby offering a single solution for customers regardless of Windows version (Windows 3.1, Windows 95 or Windows NT). Power Translator Pro will be available in localized versions in French, German, Italian, Spanish and Portuguese.

         GLOBALINK WEB TRANSLATOR PORTUGUESE - This product is the newest addition to the Globalink Web Translator family and will be marketed heavily in Brazil and Portugal. The product is based on Globalink's Barcelona technology and runs on Windows 95 and Windows NT.

         NEW LANGUAGE PAIRS - The Company sees a significant market opportunity in producing new language pairs for its products, such as a version of Globalink Power Translator Pro that translates French text to and from German. In 1997 the Company plans to devote significant resources to capitalizing on the investment made in its Barcelona technology for such new language pair development.

         More than two years in development, BARCELONA marks a breakthrough in translation software. This open system allows linguists and translators to add to the rule sets without any knowledge of software programming. The result is a new degree of precision previously unattainable in machine translation software systems. The technology also makes it a good platform for future growth, allowing for development to improve on a rapid basis in coming years.

SALES,  MARKETING AND DISTRIBUTION

The Company markets and sells its software products in much the same fashion as other PC software manufacturers who rely on the retail channel for the majority of their business. This includes sales to distributors who in turn

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



provide products to retailers or value added resellers (VARs) who sell to end users or the public. In order to accomplish this channel sales process the Company employs not only an experienced internal retail and distribution sales team but the services of merchandising representatives who call on retail establishments. The Company also participates in trade shows and invests in advertising and other promotional activities.

Promotional cost is the single largest expense of software product marketing. Furthermore, product promotion is a continuing business activity and increases proportionally with increases in revenue. Consequently, the success of the Company's promotional programs are directly related to the success of the Company.

PROMOTION AND ADVERTISING

The Company's success to date has been a result of careful expenditures on advertising and promotion controlled by limited budgets. With the successful IPO, subsequent warrant redemption, and recent private equity placements, the Company has been able to continue investing in aggressive advertising campaigns and promotions. This has included expanded public relations programs, extended advertising in general business publications, as well as known trade journals, and increased use of free or general news coverage publicity.

Currently,   the  Company's  promotion  and  advertising  programs  include  the following:

        ADVERTISING - Product advertising appears at different times in different media, as the Company performs targeted marketing. For example, campaigns have run where ads appear in trade magazines, such as PC Magazine, as well as several cross industry publications. Regional promotions use advertising vehicles such as The Miami Herald, while campaigns focusing on business travelers run in airline publications. Promotions targeting specific demographic sectors are also run, such as an infomercial on Spanish language television (Telemundo and others). Catalog advertising continues at a high rate in known industry and trade catalogs.

        DIRECT MAIL - The Company is investing more in direct mail programs to increase sales and exposure for the product lines. This includes programs by industry and by demographic profiles of known buyers.

        EXHIBITS - CeBIT and other European trade shows highlight the company's participation in several local, national and international trade shows. In addition to Company expenditures, many of the distributors and agents employed by the Company participate in local exhibits.

        PUBLIC RELATIONS - The Company continues to expand its international public relations programs to educate the general marketplace. These include the employment of free lance public relations agents or specialized companies throughout the world.

DISTRIBUTORS

The Company currently has a number of worldwide distributors who are major players typical of the type engaged by the world's significant software manufacturers. These include the larger international distributors such as Ingram Micro, Merisel and TechData. In less developed parts of the world the Company uses regional or local distributors. In parts of Europe and South America the Company uses agents to represent its interests.

PRODUCT DEVELOPMENT

Since inception, the Company has made substantial investments in product development. To date, the Company's products have been developed by its internal product development staff and independent contractors. The Company believes that timely development of new products and enhancements to existing products is essential to maintaining a competitive position in the market.

The Company currently has a staff of seventeen (17) development personnel located in the Research and Development facility in San Diego, California. The Company is focusing its development efforts in two areas: first, in the development of algorithms to improve the translation quality and second, in the development of new language pairs to expand current markets or enter new markets.
COMPETITION

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Competition  in the PC software  industry in general is intense and includes not only competition between similar product companies but all PC software companies for retail shelf space in general. Thus the Company's competitors include not only other companies who produce and market machine translation products but virtually all software companies who compete for shelf space in computer software retailers.

Within the software industry, several manufacturers have made public statements of their intent to produce or market machine translation products. These companies include Microsoft, Novell and IBM. Among direct PC software competitors there are a dozen or more companies who market machine translation software products that compete either in the mini computer marketplace or in the PC marketplace on a limited language basis (i.e. Spanish-English only).

Globalink holds the dominant position in the retail marketplace for machine translation software. The Company believes it has successfully pioneered and dominated an emerging software industry segment to date and can continue to do so as long as it continues to generate new and advanced products. In order to be successful in the future, the Company must continue to respond promptly and effectively to all challenges of technological and marketing capabilities any competitor may offer. The Company's performance will continue to depend on its ability to innovate, as well as maintain and solicit quality people in technical, sales and management positions. The Company will continue to seek out and recruit the most capable and experienced staff in order to maintain its competitive superiority.

INTELLECTUAL PROPERTY, PROPRIETARY RIGHTS, LICENSES AND SOFTWARE PROTECTION

The Company regards certain features of its internal operations, software and documentation as proprietary, and relies on a combination of contract, copyright, trademark and trade secret laws and other measures to protect this proprietary information. The Company has no patents, and existing copyright laws afford only limited protection. The Company believes that, because of the rapid pace of technological change in the computer software industry, trade secret and copyright protection are less significant than factors such as the knowledge, ability and experience of the Company's employees, frequent product enhancements and the timeliness and quality of support services.

The Company provides its products to end users under non-exclusive, perpetual term licenses, which generally are nontransferable. The Company generally licenses its products solely for the customer's internal operations and only on designated computers. In certain circumstances, the Company makes available enterprise-wide licenses. The Company does not make source code available as this may increase the likelihood of misappropriation or other misuse of the Company's intellectual property.

The Company has registered its "GLOBALINK" service mark and trademark in the United States for language translation services and computer software for foreign language translation, respectively. The Company has also registered its "POWER TRANSLATOR" trademark in the United States for computer software for foreign language translation and its "GLOBALINK THE TRANSLATION COMPANY" mark, together with its oval logo, in the United States for computer hardware and software for language translation. The Company has applications pending for federal registration of the marks "TELEGRAPH", "TRANSLATE DIRECT" and "WEB TRANSLATOR". The Company is in the process of registering the mark "GLOBALINK", together with its flag logo, in addition to the mark "WEB TRANSLATOR", in the United States, Canada, the European Community and other major international markets in Asia and South America, for language translation services rendered via electronic means and computer software for foreign language translation. Applications for "INTERNET TRANSLATOR" and "WEB TRANSLATOR" have been filed as Community Trademarks applications for the European Union countries (Australia, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, Netherlands, Portugal, Spain, Sweden and the United Kingdom). The use and registration rights of a trademark holder do not ensure that such holder has superior rights to others that may have registered or used identical related marks on related goods or services.

The Company believes that copyright protection, which generally applies whether or not a license agreement exists, is sufficient to protect the Company's rights regarding its products.

EMPLOYEES

As of December 31, 1996, the Company had seventy-four (74) full-time and part-time employees including seventeen (17) in product development, nineteen
(19) in marketing and sales, twenty-three (23) in finance, administration and shipping, four (4) in customer support, and eleven (11) in language services. The Company's future success will depend on, in part, its ability to continue to attract, retain and motivate highly qualified technical, marketing and management personnel. The Company's employees are not represented by any collective bargaining agreements, and the Company has never experienced a work stoppage. The Company believes that it has a satisfactory relationship with its employees.

PROPERTIES

The Company leases approximately 21,100 square feet of office space in Fairfax, Virginia, pursuant to a lease that expires on August 31, 1999. This space, which allows some room for expansion, is used as the Company's headquarters and includes marketing, sales, customer support, and administrative offices. The Company also leases approximately 7,200 square feet of office space in San Diego, California, pursuant to a lease that expires on September 6, 1997. This space is primarily utilized as the Research and Development center.

         Certain   considerations   are  relevant  to  an  investment  in  these
securities. See "Risk Factors" for a description of the significant risks associated with the purchase of these securities.

                                  THE OFFERING

Securities Offered           2,469,408  shares of Common  Stock,  par value $.01
                             per share. See "Description of Securities."

Common Stock to be
 Outstanding after
 the Offering(1)(2)          7,508,480 shares

Use of Proceeds              The securities  registered  herein were sold by the
                             Company  in  private  placements  pursuant  to  the
                             Securities Act of 1933, as amended, and Rule 506 as
                             promulgated  thereunder.  The net proceeds of these
                             private  placements  are being  applied to research
                             and development ($1,100,000), enhanced marketing of
                             new  products  ($1,300,000),  and  general  working
                             capital   ($1,145,000).   Because  the   securities
                             registered herein have been issued previously by the Company, all proceeds from any sale of the securities registered therein will accrue to the current holders of such securities. The Company will not receive any further proceeds from any such sale, but will receive proceeds of the exercise of the 639,158 Common Stock purchase warrants by the Selling Securityholders.

Risk Factors                 The securities  offered hereby are  speculative and
                             involve a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See "Risk Factors."

American Stock
         Exchange Symbol     Common Stock   -    GNK

----------
(1) Includes approximately (i) 488,570 shares of Common Stock issuable upon conversion of Series A-2 Preferred Stock; (ii) 229,300 shares of Common Stock issuable upon conversion of Series A-2 Preferred Stock dividend; and
     (iii) 1,112,380 shares of Common Stock issuable upon conversion of Series A-3 Preferred Stock.

(2) Does not include (i) 508,570 shares of Common Stock issuable upon exercise of Common Stock Purchase Warrants at $4.18 per share (ii) 25,020 shares of Common Stock issuable upon exercise of Common Stock Purchase Warrants at $3.44 per share; (iii) 105,568 shares of Common Stock issuable upon exercise of Common Stock Purchase Warrants at $4.30; and (iv) 971,016 shares of Common Stock issuable upon the exercise of stock options held by employees and directors.

                          SUMMARY FINANCIAL INFORMATION

         The following selected financial data as of December 31, 1996 and December 31, 1995 and the periods then ended is derived from the Company's audited financial statements. The following data should be read in conjunction with the financial statements of the Company, including the notes thereto.

STATEMENT OF OPERATIONS DATA:

In thousands
------------
                                          Year Ended             Year Ended
                                         December 31,           December 31,
                                             1996                   1995
                                         ------------           ------------
Net  Revenue.........................    $ 13,976,034           $ 17,605,501
Costs and expenses...................      16,188,526             18,807,361
Interest income (expense)............         (32,393)               108,190
Net earnings (loss)..................      (2,244,885)            (1,093,670)
Net earnings (loss) per share........    $       (.42)          $       (.21)
Weighted average number of shares....       5,333,852              5,293,197


BALANCE SHEET DATA:

                                                              December 31, 1996
                                                              -----------------
                                                                   Actual
                                                                   ------
Cash and marketable securities...........................       $ 1,606,088
Total assets.............................................        13,398,059
Total liabilities .......................................         4,382,012
Stockholders' equity  ...................................         9,016,047

                                  RISK FACTORS

     THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. EACH PROSPECTIVE INVESTOR SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS INHERENT IN AND AFFECTING THE BUSINESS OF THE COMPANY AND THIS OFFERING BEFORE MAKING AN INVESTMENT DECISION.

RISKS RELATED TO THE COMPANY

LIMITED OPERATING HISTORY; SIGNIFICANT LOSSES

     Globalink has experienced significant net operating losses to date including losses of $2,245,000, $1,094,000, and $7,611,000 for the years ended December 31, 1996, December 31, 1995, and December 31, 1994, respectively. There is no assurance that the Company will be able to become profitable on a quarterly or annual basis in the future.

POSSIBLE NEED FOR ADDITIONAL FINANCING

     The Company intends to meet its working capital needs from a portion of the proceeds of the two private placements completed in 1997 and from funds generated from operations. Although the management of the Company believes that following the successful completion of the private placements, the Company will have sufficient funds to meet its working capital needs for at least the next twelve months, the Company could be required to seek additional financing sooner than currently anticipated or could be required to curtail its activities. There can be no assurance that any additional financing will be available to the Company on terms acceptable to the Company, or at all.

COMPETITION

     There is intense competition in the software industry in general. Competition in the machine language translation software segment can best be described as fragmented. There are a number of small companies in the field. No single company has a dominant position in any particular language pair or any hardware platform. The Company expects that competition will increase both as the market matures and as other companies develop products in the machine translation software field. It is likely that as the market for machine assisted translations increases, companies with greater financial, technical and marketing resources may attempt to offer computer-based translation products. If so, there can be no assurance that the Company will be able to compete successfully with existing and new competitors. A combination of external and internal factors could adversely affect the Company's ability to compete. These include the relative functionality, performance and reliability of the products offered by the Company and its competitors, the success and timing of new product development efforts, and the Company's success in attracting and retaining highly qualified employees. Although the Company believes its products are competitive with those of its competitors in functionality, performance and reliability, the Company has no quantitative data, other than the satisfaction of its customers and distributors, to substantiate such belief. If such competition was to result in significant price declines, the Company's results of operations could be adversely affected.

LIMITATIONS OF TRANSLATION SOFTWARE

Computer-assisted translation software is a useful tool and aid to translation, not a fully automated process replacing human translators. The Company's translation software has the potential to produce useful draft quality translations. However, in order to produce such translations, the source text must be spelled properly, grammatically correct and in declarative sentences. The software cannot translate, with an acceptable degree of accuracy, literary works, poetry, or documents with unclear or ambiguous statements included therein.

POTENTIAL ADVERSE EFFECTS OF  NEW PRODUCTS AND TECHNOLOGICAL CHANGE

     The market for software is characterized by rapid change and improvement in computer hardware and software technology. Globalink's success will depend upon its ability to enhance its current products, and to introduce new products which address technological and market developments and satisfy the increasingly sophisticated needs of customers. Globalink's existing software is Windows based.

DEPENDENCE ON SUBCONTRACTORS AND SUPPLIERS

     The Company uses three vendors to supply most of its inventory. Although, it is not dependent upon any supplier, as none of the suppliers provide an unusual or specialized service that is unavailable elsewhere in the marketplace, there can be no assurance that inventory will be available on a large-scale basis on commercially reasonable forms, or at all. In addition, there are, quality control risks associated with reliance on outside manufacturers. The Company is substantially dependent on the ability of third-party manufacturers and suppliers to, among other things, meet the Company's quality specifications. Failure by the Company's third-party manufacturers and suppliers to comply with these and other requirements could have a material adverse effect on the Company. There can be no assurance that the Company's third-party manufacturers and suppliers will dedicate sufficient production capacity to meet the Company's scheduled delivery requirements or that the Company's suppliers or manufacturers will have sufficient production capacity to satisfy the Company's requirements during any period of sustained demand.

DEPENDENCE ON KEY PERSONNEL

     The Company  depends upon its senior  management:  Harry E.  Hagerty,  Jr.,
Chief Executive Officer and President, Ronald W. Johnston, Chief Operating Officer, Philippe J. Kuperman, Executive Vice-President of Sales and Marketing, and upon the support of several technical staff. Globalink believes that its future success will depend in large part upon its ability to attract and retain highly-skilled technical, managerial and marketing personnel. Competition for software industry personnel can be intense and the availability of capable linguists and translators may be limited; thus, their services could be difficult to obtain or replace. There can be no assurance that the Company will be successful in attracting and retaining the personnel it requires to develop and market new and enhanced products and conduct its operations successfully. Inability to attract and retain such personnel could have a material adverse effect on the Company's business and prospects.

DEPENDENCE ON SOFTWARE TECHNOLOGY; LACK OF PATENT PROTECTION

     The Company's business and business development is heavily dependent upon its software technology. The Company relies on one or more of contractual rights, technical measures, trade secrets, and copyright and trademark laws to establish or protect its proprietary rights in each of the countries in which it does business. However, the Company does not possess any patents and existing copyright laws afford only limited protection. There can be no assurance that the steps taken by the Company to protect its rights will be adequate to deter misappropriation, or that an independent third party will not develop functionally equivalent technology. Although the Company believes that its patent and trademarks and the Company's products do not and will not infringe patents or trademarks or violate the proprietary rights of others, it is possible that the Company's existing patent or trademark rights may not be valid or that infringement of existing or future patents, trademarks or proprietary rights may occur. In the event the Company's products infringe patents or proprietary rights of others, the Company may be required to modify the design of its products, change the name of its products or obtain a license for certain technology. There can be no assurance that the Company will be able to do in a timely manner, upon acceptable terms and conditions, or at all. Failure to do any of the foregoing could have a material adverse effect upon the Company. In addition, there can be no assurance that the Company will have the financial or other resources necessary to enforce or defend a patent infringement or proprietary rights violation action which may be brought against it. Moreover, if the Company's products infringe patents, trademarks or proprietary rights of others, the Company could, under certain circumstances, become liable for damages, which also could have a material adverse effect on the Company.

     The Company also relies on confidentiality agreements with its directors, employees, consultants and manufacturers and employs various methods to protect the source codes, concepts, ideas, proprietary know-how and documentation of its proprietary technology. However, such methods may not afford complete protection and there can be no assurance that others will not independently develop similar know-how or obtain access to the Company's know-how or software codes, concepts, ideas and documentation. Furthermore, although the Company has and expects to continue to have confidentiality agreements with its directors, employees, consultants, manufacturers and appropriate vendors, there can be no assurance that such arrangements will adequately protect the Company's trade secrets.

EFFECT OF CERTAIN CHARTER AND BYLAW PROVISIONS

     Certain provisions of the Company's Certificate of Incorporation and Bylaws that are in effect could delay the removal of incumbent directors and could make more difficult a merger, tender offer or proxy contest involving the Company, even if such events would be beneficial to the interests of the stockholders.

RISKS RELATED TO THE OFFERING

SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this Offering (assuming sale of all Common Stock registered hereby which is issuable upon conversion of Preferred Stock and exercise of Warrants), the Company will have outstanding 7,604,870 shares of Common Stock. Of these shares, the 2,469,408 shares sold in this Offering and the approximately 3,831,063 shares previously registered will be freely tradable. All of the remaining outstanding shares ("Restricted Shares") were issued by the Company in reliance upon exemptions from the registration requirements of the 1933 Act and may not be sold unless they are so registered thereunder or are sold pursuant to an applicable exemption from registration including Rule 144 which governs the shares of restricted securities.

     Under Rule 144 a stockholder who has beneficially owned Restricted Shares for at least two (2) years (including persons who may be deemed to be "affiliates" of the Company under Rule 144) may sell within any three (3) month period a number of shares that does not exceed the greater of: a) one percent (1%) of the then outstanding shares of the Company's Common Stock, or b) the average weekly volume on the NASDAQ during the four (4) calendar weeks preceding such sale and may only sell such shares through unsolicited brokers' transactions. A stockholder who is not deemed to have been an "affiliate" of the Company for at least ninety (90) days and who has beneficially owned his shares for at least three (3) years would be entitled to sell such shares under Rule 144 without regard to the volume limitations described above.

     The  Company's  common  stock is  listed  on the  American  Stock  Exchange
("AMEX") under the symbol "GNK." Sales of substantial amounts of shares of Common Stock, pursuant to Rule 144 or otherwise could adversely affect the market price of the Common Stock and make it more difficult for the Company to sell equity securities in the future at a time and price which the Company deems appropriate.

AMEX MAINTENANCE REQUIREMENTS; POSSIBLE DELISTING OF SECURITIES FROM AMEX; RISKS OF LOW-PRICED STOCKS

     If the Company is unable to satisfy AMEX's maintenance criteria in the future, its securities will be subject to being delisted, and trading, if any, would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the "Electronic Bulletin Board" of the National Association of Securities Dealers, Inc. ("NASD"). As a consequence of such delisting, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities.

     The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure, relating to the market for penny stocks, in connection with trades in any stock defined as a penny stock. The SEC recently adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on AMEX and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three (3) years,
(ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average annual revenue of at least $6,000,000 if such issuer has been in continuous operation for less than three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

     In addition, if the Company's securities are not quoted on, AMEX, or the Company does not have $2,000,000 in net tangible assets, trading in the Common Stock would be covered by Rule 15c2-6 promulgated under the Securities Exchange Act of 1934, as amended, (the "Exchange Act") for non-NASDAQ and non-exchange listed securities. Under such rule, broker/dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities also are exempt from this rule if the market price is at least $5.00 per share.

     Although the Company's Common Stock will, as of the date of this Prospectus, be outside the definitional scope of a penny stock, as it will be listed on AMEX, in the event the Common Stock were subsequently to become characterized as a penny stock, the market liquidity for the Company's securities could be severely affected. In such an event, the regulations on penny stocks could limit the ability of broker/dealers to sell the Company's securities and thus the ability of purchasers of the Company's securities to sell their securities in the secondary market.

CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION REQUIRED TO EXERCISE WARRANTS

     Although the Common Stock registered herein will not knowingly be sold to purchasers in jurisdictions in which they are not registered or otherwise qualified for sale, purchasers may buy Common Stock in the aftermarket or may move to jurisdictions in which the shares of Common Stock issuable upon exercise of the Warrants are not so registered or qualified during the period that the Warrants are exercisable. In this event, the Company would be unable to issue shares to those persons desiring to exercise their Warrants unless and until the shares could be registered or qualified for sale in the jurisdictions in which such purchasers reside, or an exemption to such qualification exists in such jurisdiction. No assurance can be given as to the ability of the Company to effect any required registration or qualification of the Common Stock in any jurisdiction. See "Description of Securities - Common Stock Purchase Warrants."

                                 USE OF PROCEEDS

     The securities registered herein were sold by the Company in two private placements completed in January 1997 and March 1997, respectively, pursuant to the Securities Act of 1933, as amended, and Rule 506 as promulgated thereunder.

      The net proceeds of these private placements will be applied to research and development ($1,100,000), enhanced marketing of new products ($1,300,000) and general working capital ($1,145,000). Because the securities registered herein have been issued previously by the Company, all proceeds from any sale of the securities registered therein will accrue to the current holders of such securities. The Company will not receive proceeds from any such sale, but will receive proceeds from the exercise of Warrants, the underlying Common Stock of which is registered in the registration statement on Form S-3 of which this prospectus forms a part.

                                 DIVIDEND POLICY

     The Company has not paid any dividends on its Common Stock in the past, and does not expect to declare or pay any cash dividends for the foreseeable future. The Company anticipates that the earnings which might be generated from operation of the Company will be used to finance the growth of the Company and that cash dividends will not be paid on common stock.

                         DETERMINATION OF OFFERING PRICE

     The securities registered by the Registration Statement on Form S-3 (of which this prospectus forms a part) are quoted on the American Stock Exchange. The price of any sale of these securities will be determined pursuant to the these quotations.

     The price of the Preferred Stock and/or Common Stock when originally offered by the Company was determined by negotiations between the Company and the respective Purchasers. Among the factors considered in the determination was the market price of the Company's Common Stock, an analysis of the areas of activity in which the Company was engaged, the then present state of the Company's business, the Company's financial condition, the Company's prospects, an assessment of management, the general condition of the securities market at the time of the offering and the demand for similar securities of comparable companies. The price of the Preferred Stock and/or Common Stock did not then, and may not now, necessarily bear any relationship to assets, earnings, book value or other criteria of value applicable to the Company.

                                    DILUTION

     Because the securities registered herein have previously been issued by the Company, the purchaser of these shares will not incur any dilution of the net tangible book value of the shares. However, in the event the Company chooses to issue additional shares in the future, ownership percentages for existing stockholders would be diluted, and such dilution could be material.

                SELLING SECURITYHOLDERS AND PLAN OF DISTRIBUTION

     All of the shares of Common Stock being offered hereby are being sold by the Selling Securityholders. An aggregate of up to 2,469,408 shares of Common Stock may be offered and sold pursuant to this Prospectus by the Selling Securityholders. The Company has agreed to register such shares under the Securities Act and to pay all expenses in connection therewith (other than brokerage commissions and fees). Such shares have been included in the Registration Statement of which this Prospectus forms a part. One of the Selling Securityholders, the Pangaea Fund Limited, beneficially owns more than 5% of the Company's outstanding Common Stock.

     The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 31, 1997 assuming the exercise of all options exercisable on, or within sixty days of, such date, and as adjusted to give effect to the Offering, by the Selling Securityholders. No Selling Securityholders have held any position, office, or had any other material relationship with the Company or any of its predecessors or affiliates within the last three years.


                                             Before Offering                     After Offering(1)
                                             --------------- .................   -----------------
Name                               Fully Diluted(2)      Percentage      Fully Diluted(2)       Percentage
----                               -------------         ----------     --------------          ----------
Pangaea Fund Limited                 1,422,891             20.04(3)           224,943              3.81

Tanner Unman Securities, Inc.            45,020              *                20,000                 *

J. Michael Reisert, Inc.                133,680             2.30                 0                   0

Prudential Securities, Inc.              60,000             1.05              20,000                 *

The Americas Growth Fund, Inc.          299,060             5.00                 0                   0

Alex E. Booth, Jr. P.                    14,960              *                   0                   0

William A. Boyd                          59,820             1.04                 0                   0

Case Holding Company, Inc.               89,720             1.56                 0                   0

Manuel Diaz                               8,980              *                   0                   0

Oscar Gruss & Sons, Inc.                 29,900              *                   0                   0

Brian Hanley Revocable Trust             35,880              *                   0                   0

John D. Lium                             14,960              *                   0                   0

Starr Management Corporation             47,840              *                   0                   0

Carl Myers & Margot Myers                 8,980              *                   0                   0

Eli & Esther Shapiro, JTWROS             59,820             1.04                 0                   0

Julius A. Nicolai                        14,960              *                   0                   0

Nossaman, Guthner, Knox & Elliott        14,960              *                   0                   0

Stanley Schweiger CPA, P.A.              29,900              *                   0                   0

Allan Sorensen IRA RO                    29,900              *                   0                   0

Walter G. Campbell, Jr.                  14,960              *                   0                   0

Willard Campbell Rev Living Trust        14,960              *                   0                   0

Hyman Indowsky                           14,960              *                   0                   0

E. Ted Prince                            14,960              *                   0                   0

Kenneth H. Robertson                     15,000              *                   0                   0

Henry R. Schuler, Jr.                     8,980              *                   0                   0
                                       --------             ---              --------             -----
TOTAL                                 2,505,051            30.61              264,943              4.46
                                      =========            =====              =======              ====

(1) Assumes all of the Selling Securityholders' shares of Common Stock offered hereby are sold and no additional shares are acquired.
(2) Includes Common Stock underlying Common Stock Purchase Warrants exercisable on the date of this Prospectus. Does not include Common Stock issuable upon conversion of Series A-2 Preferred Stock Dividend.
(3) Pursuant to the terms of the Certificate of Designations for Preferred Stock, no holder can convert any portion of such holder's Preferred Stock if such conversion would increase such holder's beneficial ownership of the Common Stock (other than shares so owned through ownership of the Preferred Stock) in excess of 4.9%.
*    Less than one percent (1%) of the outstanding common stock of the Company.

         The  2,469,408  shares of Common  Stock  being  offered by the  Selling
Securityholders, or by pledges, donees, tranferees, or other successors in interest, pursuant to this Prospectus may be offered and sold from time to time as market conditions permit on the American Stock Exchange, in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Selling Securityholders' shares may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker/dealer. In effecting sales, brokers or dealers engaged by the Selling Securityholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from Selling Securityholders in amounts to be negotiated. Such brokers and dealers and any other participating brokers and dealers may be deemed to be "Underwriters" within the meaning of the Securities Act in connection with such sales.

     The Company has agreed to indemnify certain of the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the Selling Securityholders may be required to make in respect thereof.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

     The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, $.01 par value per share and 250,000 shares of Preferred Stock, $.01 par value per share. The holders of Common Stock (i) have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable thereto; and (iv) are entitled to one vote per share on all matters on which stockholders may vote at all meetings of stockholders. All shares of Common Stock now outstanding are fully paid and non-assessable, and all shares of Common Stock included in the Units and underlying the Warrants included in this Offering, when issued, will be fully paid and non-assessable.

     The holders of shares of Common Stock of the Company do not have cumulative voting rights, which means that the holders of more than fifty-one percent (51%) of such outstanding shares, voting for the election of Directors, can elect all of the Directors to be elected, if they so choose and in such event, the holders of the remaining shares will not be able to elect any of the Company's Directors.

DELAWARE LAW WITH RESPECT TO BUSINESS COMBINATIONS

     Following the consummation of this offering, the Company will be subject to the State of Delaware's "business combination" statute, Section 203 of the Delaware General Corporation Law. In general, such statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with a person who is an "interested stockholder" for a period of three years after the date of the transaction in which that person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates, owns (or, within three years prior to the proposed business combination, did own) 15% or more of the Delaware corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Company's Common Stock is American Stock Transfer and Trust Company. Its telephone number is (212) 936-5100.

REPORTS TO STOCKHOLDERS

     The Company intends to furnish its stockholders with annual reports containing audited financial statements and such other periodic reports as the Company may determine to be appropriate or as may be required by law.

                                   LITIGATION

     The Company is not currently a party to any litigation that it believes could have a material effect on the Company or its business.

                                  LEGAL MATTERS

     The legality of the securities offered hereby will be passed upon for the Company by The Stoppelman Law Firm, P.C., McLean, Virginia.

                                     EXPERTS

     The consolidated financial statements of the Company and its subsidiary for the year ended December 31, 1996, incorporated by reference in this Prospectus and Registration Statement have been audited by Grant Thornton, LLP, independent auditors, as set forth in their report thereon, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     UNTIL  JUNE  1,  1997  (TWENTY-FIVE
DAYS AFTER THE DATE OF THIS PROSPECTUS),
ALL DEALERS  EFFECTING  TRANSACTIONS  IN
THE  REGISTERED  SECURITIES,  WHETHER OR
NOT  PARTICIPATING  IN THE  DISTRIBUTION            2,469,408 SHARES
THEREOF,  MAY BE  REQUIRED  TO DELIVER A
PROSPECTUS.  THIS IS IN  ADDITION TO THE
OBLIGATION   OF  DEALERS  TO  DELIVER  A
PROSPECTUS  WHEN ACTING AS  UNDERWRITERS
AND  WITH   RESPECT   TO  THEIR   UNSOLD
ALLOTMENT OR SUBSCRIPTIONS.


        TABLE OF CONTENTS
                              PAGE
AVAILABLE INFORMATION.................2              GLOBALINK, INC.
INCORPORATION OF CERTAIN DOCUMENTS                  9302 LEE HIGHWAY
  BY REFERENCE........................2                12TH FLOOR
SUMMARY PROSPECTUS....................3            FAIRFAX, VA 22031
THE COMPANY...........................3              (703) 273-5600
RISK FACTORS.........................12
USE OF PROCEEDS......................16
DIVIDEND POLICY......................16
DETERMINATION OF OFFERING PRICE......16
DILUTION.............................16
SELLING SECURITYHOLDER AND PLAN
  OF DISTRIBUTION....................16
DESCRIPTION OF SECURITIES............19
LITIGATION...........................20
LEGAL MATTERS........................20
EXPERTS..............................20

                                                      PROSPECTUS

     NO DEALER,  SALESMAN  OR ANY OTHER
PERSON HAS BEEN  AUTHORIZED TO GIVE ANY              ------------
INFORMATION     OR    TO    MAKE    ANY
REPRESENTATIONS    OTHER   THAN   THOSE
CONTAINED IN THIS  PROSPECTUS,  AND, IF
GIVEN  OR  MADE,  SUCH  INFORMATION  OR
REPRESENTATIONS  MUST NOT BE  RELIED ON
AS  HAVING  BEEN   AUTHORIZED   BY  THE
COMPANY.   THIS   PROSPECTUS  DOES  NOT
CONSTITUTE   AN  OFFER  TO  SELL  OR  A
SOLICITATION OF AN OFFER TO BUY, BY ANY
PERSON IN ANY  JURISDICTION IN WHICH IT
IS  UNLAWFUL  FOR SUCH  PERSON  TO MAKE
SUCH OFFER OR SOLICITATION. NEITHER THE
DELIVERY  OF  THIS  PROSPECTUS  NOR ANY
OFFER,   SOLICITATION   OR  SALE   MADE
HEREUNDER,      SHALL     UNDER     ANY
CIRCUMSTANCES   CREATE  AN  IMPLICATION
THAT THE INFORMATION  HEREIN IS CORRECT
AS OF ANY TIME  SUBSEQUENT  TO THE DATE
OF THE PROSPECTUS.

                                                       May 6, 1997